COLUMBIA FUNDS SERIES TRUST II

Item 77I/77Q1(d) - TERMS OF NEW OR AMENDED SECURITIES:

On November 23, 2016, a Form Type 485(b), Accession No. 0001193125-16-776495, an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered the new class of shares of the Funds listed below, effective December 1, 2016, and describes the characteristics of the new class of shares:

Fund	New Share Class
Columbia Global Opportunities Fund	Class Y
Columbia Inflation Protected Securities Fund	Class Y
Columbia Minnesota Tax-Exempt Fund	Class Y
Columbia Strategic Municipal Income Fund	Class Y